Exhibit 99.1

American Public Education Reports Third Quarter 2020 Results

Student enrollment momentum continues for a fourth consecutive quarter as net course registrations by new students at APUS increase 25% and new student enrollment at Hondros increases 88%

CHARLES TOWN, W.Va., Nov. 9, 2020 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and on-ground pre-licensure Hondros College of Nursing (HCN) – announced financial results for the third quarter ended September 30, 2020 that reflect continued momentum in enrollment growth across both institutions.

Third Quarter Highlights:

  Net course registrations by new students at APUS increased 25% year-over-year and total net course registrations increased 18% year-over-year to 90,300.
  New student enrollment at HCN increased 88% year-over-year and total student enrollment increased 38% year-over-year to 1,950.
  Consolidated revenue increased 16.6% to $79.1 million, compared to the prior year period.
  Net income increased to $2.6 million, or $0.18 per share, from a loss in the prior year period.
  Adjusted EBITDA increased 49% to $10.8 million, compared to the prior year period.
  On October 28, 2020, APEI announced plans to acquire regionally accredited Rasmussen University, the largest educator of ADN nurses. Post-acquisition, APEI expects to have revenue of approximately $600 million on an annual pro forma basis1 and to become #1 educator of pre-licensure nurses (ADN/RN and PN/LPN) with over 10,000 nursing students. The pending acquisition is expected to close by the middle of the third quarter 2021.

Angela Selden, APEI's Chief Executive Officer said, "The continued strong enrollment growth at both APUS and Hondros drove 11% growth in revenue for the first three quarters of the year. Even with increased investment in technology to improve the student experience and additional marketing spend to support the APUS brand, the strong enrollments at APUS combined with the turnaround at Hondros resulted in year-over-year margin expansion."

"Our results demonstrate that APEI's value proposition of Higher Education Return on Investment or 'HEROI™' is resonating with military professionals, veterans, and nurses," stated Selden. "We are well positioned to extend that message with the forthcoming acquisition of Rasmussen University, which shares a similar philosophy. APEI is quickly evolving into a dynamic platform for adult learners, particularly for those in professions with significant job opportunities, such as nursing."

"We look forward to welcoming Rasmussen into the APEI family by the middle of the third quarter next year. We intend to pay careful attention to integration planning in order to unlock new revenue and cost synergies, and accelerating shared growth initiatives. At the same time, we remain focused on maintaining our organic enrollment momentum and delivering on our various initiatives to enhance our offerings and expand our operating margins," added Selden.

1 Annual Pro forma revenue determined as if the transaction were to close on January 1, 2021

Financial Results:

Total consolidated revenue for the third quarter of 2020 increased by 16.6% to $79.1 million, compared to total revenue of $67.9 million in the third quarter of 2019. The increase was driven by an $8.4 million, or 13.7%, increase in APEI Segment revenue and a $2.8 million, or 42.5%, increase in HCN Segment revenue resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes in the third quarter of 2020 increased to $3.3 million, compared to a $2.9 million loss in the prior year period. APEI Segment income from operations before interest income and income taxes increased to $2.8 million, compared to $0.2 million in the prior year period. APEI Segment income includes a $2.1 million increase in pretax advertising costs as compared to the prior year period, as well as $1.9 million in professional fees associated with strategic growth opportunities including the Rasmussen University acquisition, and $1.5 million in pretax costs related to APEI's information technology transformation project. HCN Segment income from operations before interest income and income taxes was $0.5 million during the three months ended September 30, 2020, compared to a loss of $3.2 million in the same period in 2019.

Operating results for the prior year period include $2.8 million in employee compensation costs for post-employment benefits payable to the APUS President upon retirement and a $1.5 million non-cash impairment of goodwill.

Net income for the three months ended September 30, 2020 was $2.6 million, or $0.18 per diluted share, compared to net loss of $1.6 million, or $0.10 per diluted share, in the same period of 2019. Adjusted EBITDA for the three months ended September 30, 2020 was $10.8 million, compared to $7.3 million in the prior year period. The weighted average diluted shares outstanding for the third quarter of 2020 and 2019 were approximately 15.0 million and 16.1 million, respectively.

For the nine months ended September 30, 2020, total consolidated revenue increased by 11.3% to $235.9 million, compared to total revenue of $211.9 million in the prior year period. The increase was driven by a $19.9 million, or 10.4%, increase in APEI Segment revenue and a $4.1 million, or 19.0%, increase in HCN Segment revenue, both resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes for the nine months ended September 30, 2020 was $15.0 million, compared to $4.1 million in the prior year period. This increase was primarily driven by a $9.8 million decrease in HCN Segment loss from operations before interest income and income taxes. APEI Segment income from operations before interest income and income taxes increased $1.1 million, or 7.9%, compared to the prior year.

Operating results for the prior year period include $2.8 million in employee compensation costs for post-employment benefits related to the former APUS President's retirement and a $7.3 million non-cash impairment of goodwill.

Net income for the nine months ended September 30, 2020 was $11.8 million, or $0.78 per diluted share, compared to net income of $4.3 million, or $0.26 per diluted share, in the prior year period. Adjusted EBITDA for the nine months ended September 30, 2020 was $34.9 million, compared to $33.0 million in the prior year period. The weighted average diluted shares outstanding for the nine months ended September 30, 2020 and 2019 were approximately 15.0 million and 16.5 million, respectively.

Total cash and cash equivalents as of September 30, 2020 were approximately $228.0 million, compared to $202.7 million as of December 31, 2019. Capital expenditures were approximately $4.2 million for the nine months ended September 30, 2020 and 2019. Depreciation and amortization expense was $10.0 million for the nine months ended September 30, 2020, compared to $11.8 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended September 30,	2020	2019	% Change
Net Course Registrations by New Students	13,500	10,800	25%
Net Course Registrations	90,300	76,700	18%

For the nine months ended September 30,
Net Course Registrations by New Students	35,800	30,300	18%
Net Course Registrations	264,700	236,900	12%

As of September 30,
APUS Student Enrollment[2]	86,300	80,700	7%

Hondros College of Nursing[3]
For the three months ended September 30,	2020	2019	% Change
New Student Enrollment	649	345	88%
Total Student Enrollment	1,950	1,410	38%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Student Enrollment represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter 2020 Outlook:

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

APEI anticipates fourth quarter 2020 consolidated revenue to increase between 10% and 14%, compared to the prior year period. APEI expects diluted earnings per share to be between $0.41 and $0.46 in the fourth quarter of 2020.

American Public Education expects the following results from its subsidiaries in the fourth quarter of 2020:

  At APUS, net course registrations by new students are expected to increase between 11% and 15% year-over-year and net course registrations are expected to increase between 6% and 10% year-over-year.
  At HCN, new and total student enrollment increased approximately 34% year-over-year for the three months ended December 31, 2020.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because it allows investors to better evaluate APEI's cash generation capabilities.

For the three and nine months ended September 30, 2019 and 2020, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, goodwill impairment, compensation expense adjustment, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted EBITDA is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP Net Income to Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI's third quarter 2020 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. APEI offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 88,000 adult learners worldwide and offer more than 220 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding benefits of the acquisition of Rasmussen University, the timing of the closing of the transaction, expected growth, expected registration and enrollments, expected revenues, earnings and expenses, expected financial results for Rasmussen University, the ability to deliver a return on learners' educational investment, and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the satisfaction of closing conditions, including the failure or delay in obtaining required regulatory and accreditor approvals; APEI's ability to obtain financing to fund the transaction; the significant transaction and integration costs APEI has incurred and expects to incur in connection with the acquisition; the integration of Rasmussen's business and APEI's ability to realize the expected benefits of the acquisition; that Rasmussen may have liabilities that are not known to APEI; other events that could impact the transaction and its closing; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; impacts of the COVID-19 pandemic; APEI's ability to effectively market its institutions' programs; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's ability to maintain strong relationships with the military and maintain enrollments from military students; APEI's ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI's reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; APEI's dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the period ended September 30, 2020, and other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Richard W. Sunderland, Jr., CPA
Executive Vice President and Chief Financial Officer
304.885.5371

Christopher L. Symanoskie, IRC
Vice President, Investor Relations
703.334.3880

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2020	2019
	(unaudited)

Revenues	$79,133	$67,888
Costs and expenses:
Instructional costs and services	31,084	27,268
Selling and promotional	18,523	15,873
General and administrative	22,574	22,021
Loss on disposals of long-lived assets	418	394
Impairment of goodwill	—	1,481
Depreciation and amortization	3,226	3,764
Total costs and expenses	75,825	70,801

Income (loss) from operations before
interest income and income taxes	3,308	(2,913)
Interest income, net	121	1,019
Income (loss) before income taxes	3,429	(1,894)

Income tax expense (benefit)	785	(239)
Equity investment (loss) income	(2)	17
Net income (loss)	$2,642	$(1,638)

Net income (loss) per common share:
Basic	$0.18	$(0.10)
Diluted	$0.18	$(0.10)

Weighted average number of
common shares:
Basic	14,797	15,967
Diluted	15,011	16,121

	Three Months Ended
Segment Information:	September 30,
	2020	2019
Revenues:
American Public Education, Inc.	$69,610	$61,217
Hondros College of Nursing	$9,541	$6,696
Intersegment Elimination[1]	$(18)	$(25)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$2,840	$247
Hondros College of Nursing	$466	$(3,158)
Intersegment Elimination[1]	$2	$(2)

	Nine Months Ended
	September 30,
	2020	2019
	(unaudited)

Revenues	$235,876	$211,889
Costs and expenses:
Instructional costs and services	91,058	83,908
Selling and promotional	53,765	45,007
General and administrative	65,314	59,209
Loss on disposals of long-lived assets	742	524
Impairment of Goodwill	—	7,336
Depreciation and amortization	9,955	11,758
Total costs and expenses	220,834	207,742

Income from operations before
interest income and income taxes	15,042	4,147
Interest income, net	1,002	3,207
Income before income taxes	16,044	7,354

Income tax expense	4,291	1,596
Equity investment (loss)	(2)	(1,464)
Net income	$11,751	$4,294

Net income per common share:
Basic	$0.79	$0.26
Diluted	$0.78	$0.26

Weighted average number of
common shares:
Basic	14,870	16,335
Diluted	15,021	16,487

	Nine Months Ended
Segment Information:	September 30,
	2020	2019
Revenues:
American Public Education, Inc.	$210,251	$190,386
Hondros College of Nursing	$25,682	$21,584
Intersegment Elimination[1]	$(57)	$(81)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$15,495	$14,358
Hondros College of Nursing	$(455)	$(10,214)
Intersegment Elimination[1]	$2	$3

1. The APEI Segment charges the HCN Segment for the value of courses taken by HCN Segment employees at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP Net Income to Adjusted EBITDA:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands, except per share data)	2020	2019	2020	2019
Net income (loss)	$2,642	$(1,638)	$11,751	$4,294
Income tax (benefit)	785	(239)	4,291	1,596
Interest income	(121)	(1,019)	(1,002)	(3,207)
Equity investment loss (income)	2	(17)	2	1,464
Depreciation and amortization	3,226	3,764	9,955	11,758
EBITDA	6,534	851	24,997	15,905

Stock Compensation	1,942	1,712	5,265	5,031
Loss on disposals of long-lived assets	418	394	742	524
Goodwill impairment	-	1,481	-	7,336
Compensation expense adjustment	-	2,814	-	2,814
M&A- related professional fees	1,937	6	3,889	1,356
Adjusted EBITDA	$10,831	$7,258	$34,893	$32,966